MGP INGREDIENTS REPORTS THIRD QUARTER 2018 RESULTS

ATCHISON, Kan., November 1, 2018 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the third quarter ended September 30, 2018.

2018 third quarter results compared to 2017 third quarter results

•	Consolidated net sales increased 10.1% to $95.0 million, reflecting growth in both the Distillery Products and Ingredient Solutions segments.

•
Consolidated gross profit increased 5.2% to $19.6 million from $18.6 million, driven by gross profit growth in the Ingredient Solutions segment, partially offset by a decline in the Distillery Products segment.

•
Consolidated operating income increased 14.7% to $12.0 million, from $10.5 million in the prior-year quarter, primarily driven by an increase in gross profit in the Ingredient Solutions segment and a decrease in SG&A expenses.

•
Earnings per share decreased to $0.52 per share from $0.82 per share in the prior-year quarter, primarily due to the gain on sale of equity method investment recorded in the third quarter of 2017 from the successful sale of Illinois Corn Processing, LLC, partially offset by the decrease in the effective tax rate and an increase in operating income.

“Our third quarter results exhibit the top-line improvement we expected. However, we did experience some short-term production challenges at our Lawrenceburg facility that impacted our margins. We are confident that the issues have been resolved, and we are poised for further growth in the fourth quarter. Based on the improved momentum of our business and the continued solid execution of our strategic plan, we are again reaffirming our operating income growth guidance for the year,” said Gus Griffin, president and CEO of MGP Ingredients.

Distillery Products Segment - Sales Increase 8.3%
For the third quarter of 2018, net sales for the Distillery Products segment increased 8.3% to $78.3 million. Gross profit decreased to $16.3 million, or 20.8% of net segment sales, compared to $16.5 million, or 22.8% of net segment sales in the third quarter 2017.

“Our new distillate business grew nicely, benefiting from the continued strong demand for American Whiskey.  Despite this growth, short-term production issues at our Lawrenceburg distillery held back anticipated growth in gross profit.  Further erosion of pricing in the industrial alcohol market was an additional headwind,” said Griffin.

Food Grade Alcohol (in thousands)	Net Sales Quarter Ended September 30,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2018	2017	$ Change	% Change
Premium Beverage Alcohol	$46,864	$43,941	$2,923	6.7%
Industrial Alcohol	20,661	19,310	1,351	7.0
Food Grade Alcohol	$67,525	$63,251	$4,274	6.8%

Ingredient Solutions Segment - Sales Grow 19.3%
For the 2018 third quarter, net sales in the Ingredient Solutions segment increased 19.3% to $16.7 million. Gross profit increased to $3.3 million, or 20.0% of net segment sales, compared to $2.1 million, or 15.2% of net segment sales in the third quarter 2017.

“We are very pleased with the continual strong sales growth in our ingredients business.  This marks our eighth consecutive quarter of sales growth, as we continue to leverage strong consumer trends,” Griffin said.

Other
Corporate selling, general and administrative expenses of $7.6 million for the third quarter 2018 decreased $0.6 million compared to third quarter 2017. Lower personnel costs and a decrease in professional fees were partially offset by investments to support the brands platform.

The corporate effective tax rate for the quarter was 22.9%, down from an effective tax rate of 34.6% in the year ago period reflecting the favorable impact of the Tax Cut and Jobs Act.

Earnings per share decreased to $0.52 for the third quarter 2018, compared to $0.82 for the third quarter 2017.

2018 and Long-Term Guidance
MGP is offering the following guidance for fiscal 2018 and beyond:

•	Operating income is expected to grow between 10% and 15% for fiscal year 2018.

•	The Company’s conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory become a more significant factor.

•
2018 net sales growth is projected in the high single-digit percentage range versus 2017, subject to some volatility as the Company continues to shift sales from industrial to premium beverage alcohol.

•	2018 gross margins are expected to continue to be consistent with 2017.

•	2018 effective tax rate is forecast to be 24%, and shares outstanding are expected to be approximately 16.9 million at year end.

Conclusion
“The improved top-line performance we achieved this quarter demonstrates our ability to take advantage of the key consumer trends that benefit both segments,” Griffin added.  “We continue to invest for the long term to insure we achieve the full benefit of our strong position in the distillery segment.  Our total investment in barreled whiskey inventory declined slightly this quarter due to the anticipated strong sales of new distillate.  We expect to see further growth in this inventory level.  Additionally, the $51.8 million warehouse expansion program continues on track to be completed in 2020.  Finally, our own portfolio of premium spirit brands continues to win top accolades and gain consumer interest,” concluded Griffin.

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Events & Presentations page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended September 30, 2017	$10,471
Increase in gross profit - ingredient solutions segment	1,206	11.5	pp(a)
Decrease in gross profit - distillery products segment	(232)	(2.2)	pp
Decrease in SG&A expenses	570	5.4	pp
Operating income for quarter ended September 30, 2018	$12,015	14.7%

(a) Percentage points ("pp").

Operating income, year to date versus year to date	Operating Income	Change
Operating income for year to date ended September 30, 2017	$32,377
Increase in gross profit - ingredient solutions segment	1,750	5.4	pp(a)
Decrease in gross profit - distillery products segment	(250)	(0.8)	pp
Increase in SG&A expenses	(341)	(1.0)	pp
Operating income for year to date ended September 30, 2018	$33,536	3.6%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ("EPS") ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended September 30, 2017	$0.82
Increase in operations(a)	0.06	7.3	pp(b)
Decrease in gain on sale of equity method investment(a)	(0.44)	(53.7)	pp
Tax: Change in effective tax rate	0.07	8.6	pp
Decrease in income attributable to participating securities	0.01	1.2
Basic and diluted EPS for quarter ended September 30, 2018	$0.52	(36.6)%

(a)	Items are net of tax based on the effective tax rate for the base year (2017).

(b)	Percentage points ("pp").

Change in basic and diluted EPS, year to date versus year to date	Basic and Diluted EPS	Change
Basic and diluted EPS for year to date ended September 30, 2017	$1.70
Increase in operations(a)	0.05	2.9	pp(b)
Decrease in equity method investment loss(a)	0.01	0.6	pp
Decrease in gain on sale of equity method investment(a)	(0.44)	(25.9)	pp
Tax: Change in effective tax rate	0.14	8.2	pp
Decrease in income attributable to participating securities	0.02	1.3	pp
Basic and diluted EPS for year to date ended September 30, 2018	$1.48	(12.9)%

(a)	Items are net of tax based on the effective tax rate for the base year (2017), excluding the effect of the tax benefit on vested share-based compensation on the 2017 rate.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended		Year to date Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net sales	$95,031	$86,333	$271,239	$259,255
Cost of sales	75,432	67,708	213,248	202,764
Gross profit	19,599	18,625	57,991	56,491
Selling, general and administrative expenses	7,584	8,154	24,455	24,114
Operating income	12,015	10,471	33,536	32,377
Gain on sale of equity method investment	—	11,381	—	11,381
Equity method investment loss	—	—	—	(348)
Interest expense, net	(334)	(224)	(830)	(934)
Income before income taxes	11,681	21,628	32,706	42,476
Income tax expense	2,673	7,491	7,244	13,292
Net income	$9,008	$14,137	$25,462	$29,184

Income attributable to participating securities	174	414	491	806
Net income attributable to common shareholders and used in EPS calculation	$8,834	$13,723	$24,971	$28,378

Share information:
Basic and Diluted weighted average common shares	16,872,091	16,751,346	16,861,700	16,735,378

Basic and diluted earnings per common share	$0.52	$0.82	$1.48	$1.70
Dividends and dividend equivalents per common share	$0.08	$0.89	$0.24	$0.97

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2018	December 31, 2017	(Dollars in thousands)	September 30, 2018	December 31, 2017
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$3,084	Current maturities of long-term debt	$382	$372
Receivables, net	49,991	34,347	Accounts payable	22,905	30,037
Inventory	107,346	93,149	Accrued expenses	8,545	11,171
Prepaid expenses	1,885	2,182
Refundable income taxes	2,011	1,980	Total Current Liabilities	31,832	41,580
Total Current Assets	161,233	134,742	Other Liabilities:
			Long-term debt, less current maturities	21,133	21,407
			Revolving credit facility	23,605	2,775
			Deferred credits	1,687	2,151
Property and equipment	282,271	267,288	Accrued retirement, health, and life insurance benefits	2,913	3,133
Less accumulated depreciation and amortization	(172,344)	(164,237)	Other noncurrent liabilities	1,112	540
Net Property, Plant, and Equipment	109,927	103,051	Deferred income taxes	936	12
			Total Liabilities	83,218	71,598
Other assets	2,420	2,535	Stockholders’ equity	190,362	168,730
TOTAL ASSETS	$273,580	$240,328	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$273,580	$240,328

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended
	September 30, 2018	September 30, 2017
Cash Flows from Operating Activities
Net income	$25,462	$29,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,529	8,441
Distributions received from equity method investee	—	7,131
Deferred income taxes	924	356
Share-based compensation	2,464	2,130
Gain on sale of equity method investment	—	(11,381)
Equity method investment loss	—	348
Changes in operating assets and liabilities:
Receivables, net	(15,644)	(11,366)
Inventory	(14,197)	(10,794)
Prepaid expenses	297	(824)
Accounts payable	(3,453)	4,193
Accounts payable to affiliate, net	—	(3,349)
Accrued expenses	(2,623)	790
Income taxes payable/refundable	(31)	2,472
Deferred credit	(464)	(617)
Accrued retirement health and life insurance benefits	395	(267)
Net cash provided by operating activities	1,659	16,447
Cash Flows from Investing Activities
Additions to plant, property and equipment	(18,870)	(13,630)
Return of equity method investment	—	22,832
Proceeds from property insurance recoveries	—	14
Net cash provided by (used in) investing activities	(18,870)	9,216
Cash Flows from Financing Activities
Purchase of treasury stock for tax withholding on equity-based compensation	(2,215)	(1,377)
Payment of dividends and dividend equivalents	(4,125)	(16,692)
Proceeds on long-term debt	—	20,000
Principal payments on long-term debt	(279)	(268)
Proceeds from credit agreement - revolver	22,766	20,580
Payments on credit agreement - revolver	(2,020)	(41,985)
Loan fees incurred with borrowings	—	(377)
Net cash provided by (used in) financing activities	14,127	(20,119)
Increase (decrease) in cash and cash equivalents	(3,084)	5,544
Cash and cash equivalents, beginning of period	3,084	1,569
Cash and cash equivalents, end of period	$—	$7,113